EXHIBIT 99.1

                                                                  PRESS RELEASE

                                                          FOR IMMEDIATE RELEASE
CONTACT:          Martin M. Shea
                  (212) 451-3030



                       TRIARC REPORTS PROFITABLE RESULTS FOR ITS THIRD
                                           QUARTER

    PREMIUM BEVERAGES RESULTS REFLECT STRONG CONTRIBUTION
    FROM SNAPPLE



NEW YORK, New York October 23, 1997 -- Triarc Companies, Inc. (NYSE:TRY) reported earnings before interest, taxes, depreciation and amortization (EBITDA) from ongoing operations, of $38.1 million on revenues of $275.0 million, for the third quarter ended September 28, a 74% increase compared to EBITDA of $21.9 million on revenues of $206.5 million, for the prior year period. Comparability between nine month periods is not meaningful as results for 1997 reflect company-owned Arby's restaurant operations only through May 5, 1997, the date of the sale of all of such company-owned stores, and Snapple's beverage operations only from May 22, 1997, the date of its acquisition.


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Below is a comparison of revenues and EBITDA, from ongoing  operations,  for the third quarter of 1997 and 1996. All of these businesses are wholly-owned except National Propane which is approximately 57% owned by public investors.

                                  THIRD QUARTER

                                      1996                         1997
                                      ----                         ----
                                                 ($ IN MILLIONS)

                             REVENUES       EBITDA        REVENUES      EBITDA

Premium Beverages            $  42.2        $ 7.0         $ 178.4         $ 26.0
Royal Crown                     45.1          6.2            33.0            3.1
                               -----       ------         -------           ----
    TOTAL BEVERAGE GROUP        87.3         13.2           211.4           29.1
Restaurant Group                73.5          8.1            17.9           10.0
                            --------      -------         -------        -------
    TOTAL CONSUMER GROUP       160.8         21.3           229.3           39.1
C.H. Patrick                    18.0          3.0            16.4            2.1
                            --------     --------         -------         ------
                               178.8         24.3           245.7           41.2
Unallocated Corporate             --        (3.3)               --         (4.7)
                            ---------    --------        ---------       -------
    SUB-TOTAL                  178.8         21.0           245.7           36.5
National Propane                27.7          0.9            29.3            1.6
                            --------      -------        --------        -------
    TOTAL                     $206.5        $21.9          $275.0          $38.1
                              ======        =====          ======          =====


OPERATING RESULTS

Triarc reported net income for the 1997 third quarter of $10.9 million, or $0.35 per share, compared to 1996 net income of $0.4 million, or $0.05 per share, excluding non-recurring gains on sales of businesses and extraordinary net gains realized upon early retirement of debt for the 1996 period. Including these gains, net income was $50.5 million, or $1.60 per share, for the 1996 period. Triarc reported net income for the first nine months of 1997 of $3.0 million, or $0.10 per share, compared to 1996 net income of $2.1 million, or $0.07 per share, excluding non-recurring gains on sales of businesses for the 1996 period, restructuring and acquisition-related charges for the 1997 period, and

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extraordinary gains and charges realized primarily upon early retirement of debt for both periods. Including these gains and charges, net loss for the first nine months of 1997 was $24.4 million, or $0.81 per share, compared to net income of $40.1 million, or $1.34 per share for the prior year's period.

Nelson Peltz, chairman and chief executive officer of Triarc said "This most recent period reflects, for a complete quarter, the operations of the Snapple beverage business and the operations of Arby's solely as a franchise business. The combination of Snapple and Mistic," Peltz continued, "symbolizes Triarc's leadership of the premium beverage category. These strong brands will be joined soon by Stewart's. We continue to build our consumer brand businesses and enhance shareholder value."

SEGMENT RESULTS
TRIARC BEVERAGE GROUP
Premium Beverages

Triarc's premium beverage operations, comprised of Snapple Beverages and Mistic Brands, reported EBITDA of $26.0 million for the quarter on revenues of $178.4 million compared to EBITDA of $7.0 million on revenues of $42.2 million for the comparable period in 1996. For the nine month period, EBITDA was $30.7 million, excluding non-recurring restructuring and acquisition-related charges, on revenues of $302.5 million compared to EBITDA of $14.3 million on revenues of $110.2 million for the comparable period in 1996. Snapple's results are included only from May 22, 1997, the date of its acquisition.

Reflecting a strong reversal in trends, for the quarter Snapple volumes were flat, compared to the prior year's period, excluding a 425,000 case give away by prior ownership that took place during the 1996 third quarter. For the first five months of 1997, prior to Triarc's acquisition, Snapple had volume erosion in excess of 20% when compared to volumes for the similar period in 1996. The improvement in the Snapple volumes for the third quarter can be attributed to the introduction of new products, and more focus by distributors due to the change in Snapple's ownership. The new products include an exotic tea line consisting of Green Tea with lemon, Ginseng Tea and Orange Jasmine Tea, launched in the third quarter, and Wendy's Tropical Inspiration, the new product

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launched at the end of the second quarter, which continues to have success in the marketplace.

Mistic, which reported flat volumes for the nine month period, had slightly lower volumes for the quarter, partly due to a large international order during the 1996 quarter that was absent in the current period. The Company announced that subsequent to the quarter, Mistic has introduced two new flavors of Rain Forest Nectars, Amazon Cherry and Peach Mango, and that both products have been well received in the marketplace.

Triarc also announced that Cable Car Beverage Corporation, has scheduled a meeting of its stockholders for November 25, 1997, to vote on the acquisition of Cable Car by Triarc.

Royal Crown

Triarc's concentrate soft drink company, Royal Crown, reported EBITDA for the 1997 quarter of $3.1 million on revenues of $33.0 million compared to EBITDA of $6.2 million on revenues of $45.1 million for the comparable period in 1996. For the nine month period, EBITDA, excluding non-recurring restructuring charges, was $16.7 million on revenues of $113.7 million compared to EBITDA of $18.0 million on revenues of $139.5 million for the comparable period in 1996.

For the quarter, domestic branded soft drink volumes were down 11%, as competition continued to price their products aggressively in the marketplace. Royal Crown has chosen not to pursue an aggressive pricing strategy, but rather has continued to market product in areas where it has been historically successful as well as to match its marketing spend with performance. Royal Crown further stated that its international business continues to grow and its private label business continues to be a strong contributor.



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TRIARC RESTAURANT GROUP

Arby's reported EBITDA for the quarter of $10.0 million on revenues of $17.9 million compared to EBITDA of $8.1 million on revenues of $73.5 million for the comparable period in 1996. For the nine month period, EBITDA, excluding non-recurring restructuring charges, was $25.4 million on revenues of $121.8 million compared to EBITDA of $23.5 million on revenues of $213.2 million for the comparable period in 1996.

Triarc indicated that comparisons between periods are not meaningful as results for the 1997 period reflect company-owned Arby's restaurants operations only through May 5, 1997, the date on which Triarc completed the sale to the RTM Restaurant Group of its 355 company-owned Arby's stores. This transaction has allowed Arby's to focus on franchising new Arby's stores as well as offering complementary product lines such as P.T. Noodle's and T. J. Cinnamons into the system.

The Company reported that during the quarter it added 14 stores to the Arby's system bringing the year-to-date total to 65 new stores. As a result of these additions, Arby's now has approximately 3,060 stores in the system. Arby's plans to have approximately 50 additional stores opened by its franchisees by the end of the year.

Arby's further reported that its franchisees now have nearly 50 units offering T.J. Cinnamons, its breakfast and daytime snack concept, and have plans to add approximately 60 additional units by the end of this year. These stores are continuing to show incremental sales increases in excess of $50,000 per store on an annualized basis.

RMI, one of the larger Arby's franchisees, has opened eight P.T. Noodle's dual concept stores in the Cincinnati and Chattanooga markets and early results are promising. The Company believes that pasta is one of the fastest growing food concepts, and like cinnamon rolls, is under represented in the quick service restaurant category and adds potential for the dinner daypart.



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C.H. Patrick

Triarc's specialty dyes and chemicals producer for the textile industry, C.H. Patrick, reported EBITDA for the quarter of $2.1 million on revenues of $16.4 million compared to EBITDA of $3.0 million on revenues of $18.0 million for the comparable period in 1996. For the nine month period, EBITDA was $6.0 million on revenues of $50.5 million compared to EBITDA of $9.3 million on revenues of $55.0 million for the comparable period in 1996. These results continue to reflect price competition and the softness in business conditions of key segments of the textile industry serviced by Patrick.

National Propane

National Propane, which markets liquefied petroleum gas, reported EBITDA for the quarter of $1.6 million on revenues of $29.3 million compared to EBITDA of $0.9 million on revenues of $27.7 million for the comparable period in 1996. For the nine month period, EBITDA was $15.8 million on revenues of $118.0 million compared to EBITDA of $16.7 million on revenues of $116.0 million for the comparable period in 1996.

Triarc anticipates annualized sales of nearly $1 billion through its consumer brands in beverages (Snapple, Mistic and Royal Crown) and restaurants (Arby's). In addition, Triarc expects to have annual sales of approximately $70 million in specialty dyes and chemicals (C.H. Patrick) and has an equity interest in liquefied petroleum gas (National Propane) with expected annual sales of approximately $175 million.
                                            # # #
                                       Table To Follow
                                       Notes To Follow


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                                       TRIARC COMPANIES, INC.
                            CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                     QUARTER ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 28, 1997 (A)

                                                      1996              1997
                                                      ----              ----
                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Revenues                                         $  206,447        $  275,001
                                                 ==========        ==========

Ongoing operations
   Earnings before interest, taxes,
     depreciation and amortization               $   21,952        $   38,063
   Depreciation and amortization                    (10,608)          (12,586)
                                                  ----------        ----------
                                                     11,344            25,477
Restructuring charges                                    --                --
Acquisition related charges                              --                --
Textile business sold                                     41               --
                                                  ----------        ---------
                                                     11,385            25,477
Interest expense                                    (16,513)          (20,844)
Investment income                                     2,446             6,428
Other income, net                                    77,336 (b)         1,451
                                                  ----------        ---------
        Income before taxes                          74,654           12,512
Provision for income taxes                          (29,091)          (3,520)
Minority interests in loss of
  consolidated subsidiary                             1,769 (c)        1,948 (c)
                                                 ----------        ----------
        Income before extraordinary items            47,332            10,940
Extraordinary items                                   3,122 (d)            --
                                                 ----------         ---------
        Net income                               $   50,454        $   10,940
                                                 ==========        ==========

Income per share:
   From operations                               $     .05 (e)    $      .35 (e)
   Sale of businesses                                 1.45 (b)           --
   Extraordinary items                                 .10 (d)           --
                                                ----------        ---------
   Net income                                   $     1.60        $      .35
                                                ==========        ==========

Weighted average shares                              32,405 (e)       32,790 (e)
                                                 ==========        ==========

(a) Effective January 1, 1997 the Company changed its fiscal year to a year consisting of 52 or 53 weeks ending on the Sunday closest to December 31 from a calendar year. The third quarter of 1997 commenced on June 30, 1997 and ended on September 28, 1997.

(b) Includes non-recurring items of (i) a pretax gain of $83.4 million ($50.9 million after tax or $1.57 per share) associated with the sale of a 56% interest in the Company's propane business, (ii) pretax losses of $3.5 million ($2.2 million after tax or $0.07 per share) associated with the sale of the Company's textile business and (iii) a pretax loss of $2.8 million ($1.8 million after tax or $0.05 per share) associated with the write-down of an affiliate.

(c) Represents the 56% and 57% minority interests in the net losses of the Company's propane operations for the three months ended September 30, 1996 and September 28, 1997 respectively; such interests were sold principally in July 1996.



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(d)     Represents  a gain from the early  extinguishment  of debt at a discount less the write-off of deferred debt costs associated with the early extinguishment of debt and prepayment penalties.

(e) The weighted average shares include 2.5 million shares in 1996 and 2.8 million shares in 1997 for the effect of dilutive stock options. The net earnings for earnings per share purposes have been increased by $1.3 million ($0.04 per share) in 1996 and $0.4 million ($0.01 per share) in 1997 from the assumed reduction in interest expense resulting from the utilization of the proceeds from the assumed exercise of stock options to repurchase debt and reduce interest expense.

                                     TRIARC COMPANIES, INC.
                          CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 28, 1997 (A)

                                                      1996              1997
                                                      ----              ----
                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


Revenues:
   Ongoing operations                            $  633,808        $  706,524
   Textile business sold                            148,009               --
                                                  ----------        ---------
                                                 $  781,817        $  706,524
                                                 ==========        ==========
Ongoing operations
   Earnings before interest, taxes,
     depreciation and amortization               $   78,424        $   83,154
   Depreciation and amortization                    (31,028)          (29,122)
                                                 ----------        ----------
                                                     47,396            54,032
Restructuring charges                                    --           (7,458)(b)
Acquisition related charges                              --          (32,434)(c)
Textile business sold                                 7,119               --
                                                  ----------        --------
                                                     54,515           14,140
Interest expense                                    (57,576)         (54,807)
Investment income                                     4,477           10,928
Other income, net                                    77,102 (d)        3,863
                                                 ----------       ----------
        Income (loss) before taxes                   78,518          (25,876)
Benefit from (provision for) income taxes           (34,753)           5,693
Minority interests in (income) loss of
  consolidated subsidiary                             1,769 (e)       (1,223)(e)
                                                 ----------        ----------
        Income (loss) before extraordinary items     45,534          (21,406)
Extraordinary items                                 (5,416)(f)        (2,954)(f)
                                                 ----------        ----------
        Net income (loss)                       $   40,118        $  (24,360)
                                                 ==========        ==========

Income (loss) per share:
   From operations                              $      .07        $     (.71)
   Sale of businesses                                 1.45 (d)           --
   Extraordinary items                                (.18)(f)          (.10)(f)
                                                 ----------        ----------
   Net income (loss)                            $     1.34        $     (.81)
                                                 ==========        ==========

Weighted average shares                              29,906            29,959
                                                 ==========        ==========

(a) Effective January 1, 1997 the Company changed its fiscal year to a year consisting of 52 or 53 weeks ending on the Sunday closest to December 31 from a calendar year.

(b) Represents restructuring charges ($4.6 million after tax or $0.15 per share) relating to the sale of company-owned restaurants and the relocation of Royal Crown to the White Plains headquarters of Mistic and Snapple.

(c) Represents charges related to the acquisition of Snapple ($19.8 million after tax or $0.66 per share).

(d) Includes non-recurring items of (i) a pretax gain of $83.4 million ($50.9 million after tax or $1.70 per share) associated with the sale of a 56% interest in the Company's propane business, (ii) pretax losses of $4.0 million ($5.7 million after tax or $0.19 per share) associated with the sale of the Company's textile business and (iii) a pretax loss of $2.8 million ($1.8 million after tax or $0.06 per share) associated with the write-down of an affiliate.

(e) Represents the 56% and 57% minority interests in the net (income) loss of the Company's propane operations for the three months ended September 30, 1996 and the nine months ended September 28, 1997 respectively; such interests were sold principally in July 1996.

(f) Represents the write-off of deferred debt costs and discount associated with the early extinguishment of debt and prepayment penalties, as applicable, less, in 1996, an after tax gain from the early extinguishment of other debt at a discount.

                                  NOTES TO EARNINGS RELEASE

1. The statements in this press release that are not historical facts constitute "forward-looking statements" that involve risks, uncertainties and other factors which may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include, but are not limited to, the following: general economic and business conditions; competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; acceptance of new product offerings; changing trends in consumer tastes; the success of multi-branding; availability, locations and terms of sites for restaurant development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; changes in, or failure to comply with, government regulations; regional weather conditions; changes in wholesale propane prices; fashion, apparel and other textile industry trends; import protection and regulation; construction schedules; the costs and other effects of legal and administrative proceedings and other risks and uncertainties detailed in Triarc's Securities and Exchange Commission filings.



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